Exhibit 99.1

news release

TENNECO AMENDS AND RESTATES ITS SENIOR CREDIT FACILITY

Lake Forest, Illinois, December 8, 2014 — Tenneco Inc. (NYSE: TEN) announced today that it has entered into an amendment and restatement to refinance its existing $1.063 billion senior credit facility with a new $1.5 billion senior credit facility. This refinancing, which closed earlier today, will enhance Tenneco’s financial flexibility by lowering annual interest expense, and increasing the size and extending the term of its revolving credit facility and term loan facility.

The new senior credit facility consists of a $1.2 billion revolving credit facility and a $300 million term loan A facility, which replace Tenneco’s former $850 million revolving credit facility and $213 million term loan A facility. The revolving credit facility and the term loan A facility will each mature on December 8, 2019. The term loan A facility is payable in 20 consecutive quarterly installments, commencing March 31, 2015, with 5% being paid in each of the first two years, 7.5% in the third year, 10% in the fourth year and 72.5% in the final year. The proceeds of the term loan A facility will be used to refinance the loans outstanding under the prior senior credit facility, to pay fees and expenses relating to the refinancing transaction and for general corporate purposes.

“This new credit facility improves Tenneco’s financial flexibility and lowers our borrowing costs,” said Gregg Sherrill, chairman and CEO, Tenneco Inc. “This refinancing extends our debt maturity profile while reducing our annual interest expense by approximately $4 million.”

Tenneco will pay LIBOR plus 1.75% on borrowings under the revolving credit facility and the term loan A facility. Tenneco previously paid LIBOR plus 2.50% on borrowings under the revolving credit facility and the term loan A facility. The interest rates payable under the new senior credit facility continue to be subject to change if Tenneco’s consolidated net leverage ratio changes.

Combined annual interest savings related to the new senior credit facility and the refinancing of Tenneco’s 7 3/4 percent Senior Notes due 2018 announced on December 2, 2014 are expected to be approximately $9 million.

Tenneco expects to incur total fees and expenses of approximately $8 million in connection with the amendment and restatement, which fees and expenses will be capitalized and amortized over the term of the credit facility. In addition, Tenneco expects to record approximately $1 million in non-recurring pre-tax charges related to refinancing the senior credit facility in the fourth quarter of 2014, which when combined with the non-recurring pre-tax charges related to refinancing the 7 3/4 percent Senior Notes due 2018 announced on December 2, 2014, will result in Tenneco recording refinancing charges of $13 million in the fourth quarter of 2014 for such transactions.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:
Linae Golla	Bill Dawson
Investor inquiries	Media inquiries
847 482-5162	847 482-5807